EXHIBIT 5.1 4801 Main Street, 10th Floor Kansas City, MO 64112 Phone 816.983.8000 Fax 816.983.8080

October 15, 2009

Monmouth Real Estate Investment Corporation
Juniper Business Plaza, Suite 3-C
3499 Route 9 North
Freehold, New Jersey  07728

Re:           Monmouth Real Estate Investment Corporation

Ladies and Gentlemen:

As special securities counsel for Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), we have been requested to render this opinion in connection with the Registration Statement on Form S-3, as amended, filed on September 1, 2009, File No. 333-161668 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”).  Pursuant to the Registration Statement, the Company proposes to issue and sell 1,730,200 shares of its Common Stock (the “Common Stock”) in accordance with the terms set forth in the prospectus supplement dated October 15, 2009 (the “Prospectus Supplement”) to the prospectus dated September 14, 2009 filed as part of the Registration Statement (the “Prospectus”).

We have examined the Company’s Registration Statement, the Prospectus, the Prospectus Supplement, an executed copy of the Placement Agent Agreement dated October 15, 2009, by and between the Company and CSCA Capital Advisors, LLC (the “Placement Agent Agreement”), the form of Purchase Agreement (the “Purchase Agreements”) between the Company and the purchasers named therein, the Company’s Articles of Organization, as amended, and as certified by the State Department of Assessments and Taxation of Maryland as of October 13, 2009 (the “Certified Articles”), the Company’s Bylaws certified by the Company as of the date hereof, resolutions of the Company’s Board of Directors dated as of March 24, 2009, August 31, 2009 and October 14, 2009, and resolutions of the Pricing Committee of the Board of Directors dated as of October 14, 2009 and such other documents as we have deemed necessary or appropriate in order to express these opinions.

In our examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents, (iv) the MGCL (as defined below) is generally available (i.e., in terms of access and distribution following publication or other release) to practicing lawyers, and is in a format that makes the legal research reasonably feasible, (iv) the constitutionality or validity of the MGCL is not in issue, (v) the Certified Articles are accurate, complete and authentic, and (vi) the Company will execute the Purchase Agreement in the form presented to us.

Monmouth Real Estate Investment Corporation
October 15, 2009

In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinion expressed herein is limited to matters governed by the Maryland General Corporation Law (the “MGCL”).  Although we are not licensed in the State of Maryland we are generally familiar with the MGCL so that the opinion expressed herein is limited to and based solely on a review of the MGCL excluding, however, any case law construing the provisions of such statutes of Maryland common law.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

The issuance of the Common Stock has been duly authorized and when issued and delivered by the Company and upon receipt of consideration therefore in accordance with the terms of the Placement Agent Agreement and the Purchase Agreements, the Common Stock will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Husch Blackwell Sanders LLP